THIS AMENDMENT, effective as of October 21, 2005, is made to the Investment Advisory Agreement dated October 18, 2005 (the "Agreement") by and between Eastern Point Advisors Funds Trust, a Delaware statutory trust ("Trust"), and Dividend Growth Advisors, LLC, a South Carolina limited liability company ("Advisor").

WITNESSETH:

WHEREAS, the parties have entered into the Agreement to retain Advisor to render investment advisory services to the Trust;

WHEREAS, the Trust has changed its name to Dividend Growth Trust; and

WHEREAS, the parties desire to amend the Agreement to reflect the name change of the Trust;

NOW, THEREFORE, each of the parties agrees that as of the effective date first referenced above, the Agreement shall be amended as follows:

1. All references in the Agreement to "Eastern Point Advisors Funds Trust" are hereby changed to "Dividend Growth Trust."

2. Except as specifically set forth herein, (a) no provision of this Amendment is intended to alter or otherwise impact the terms and conditions of the Agreement; and (b) all provisions of the Agreement remain in full force and effect. In the event of a conflict between the terms of this Amendment and the Agreement, this Amendment shall control, with respect to the matters set forth herein.

3. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers.

DIVIDEND GROWTH TRUST

By: ______________________ 6/20/2008
Date

Print Name: C Troy Shaver Jr
Title: President

DIVIDEND GROWTH ADVISORS, LLC

By: ______________________ 6/20/2010
Date

Print Name: Thomas W. L. Cameron
Title: Chairman